Exhibit 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of June 25, 2004 (the “Effective Date”) by and among MEDICAL STAFFING NETWORK, INC, a Delaware corporation (the “Borrower”), the other Credit Parties signatory hereto, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Administrative Agent”) for itself, as a Lender, and as Administrative Agent for the Lenders, LASALLE BANK NATIONAL ASSOCIATION, as a Lender and SPECIAL SITUATIONS INVESTING GROUP, INC., as a Lender.

Statement of Facts

WHEREAS, Administrative Agent, the Lenders, the Borrower and each of the other Credit Parties are parties to that certain Credit Agreement, dated as of December 22, 2003 (such Credit Agreement, as the same may be amended, supplemented, extended, renewed, restated or replaced from time to time being hereinafter referred to as the “Credit Agreement”);

WHEREAS, Borrower desires to amend its financial covenants so as to avoid a default under the Credit Agreement and the Administrative Agent and the Lenders are willing to allow such amendments provided that the Revolving Credit Commitment is reduced to $60,000,000, the outstanding principal amount of the Term Loans is paid by an amount of $5,000,000 (to be paid together with the prepayment fee and any LIBOR breakage fees), the rates of interest are increased, the Availability Block is increased by $2,000,000 and certain other conditions are satisfied; and

WHEREAS, Administrative Agent, the Lenders, Borrower and each of the Credit Parties desire to amend the Credit Agreement in certain respects, all in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that all capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement (except as otherwise expressly defined or limited herein) and do hereby further agree as follows:

Statement of Terms

1.                                                                                      Amendment to Credit Agreement.  Subject to the terms and conditions of this Amendment, the Credit Agreement is hereby amended as follows:

1.1                                                                                 Section 1.1 is hereby amended by deleting the definitions of “Applicable Margin,” “Availability Block,” “EBITDAR,” and “Revolving Credit Commitment,” in their entirety in and substituting in lieu thereof the following definitions to read in their entirety as follows:

“Applicable Margin” means: (a) (i) 2.50% per annum for LIBOR Loan Advances and 1.25% per annum for Base Rate Advances, (ii) 1.25% per annum for Swingline Loans, (iii) 2.50% per annum for the Letter of Credit Fee Applicable Margin and (iv) 0.50% for the Unused Line Fee Applicable Margin; and (b) (i) from the Closing Date until the Initial Adjustment Date 9.00% per annum for Term Loans constituting LIBOR Loans and (ii) commencing on the Initial Adjustment Date and on the first day of each calendar month thereafter that follows by at least five (5) days the receipt of financial statements delivered pursuant to Section 5.1(a), the Applicable Margin for Term Loans shall be that determined from the chart below based on such financial statements:

If Leverage Ratio is:	Level of Applicable Margins:
<2.5 to 1.0	Level I
<3.0 to 1.0, but > 2.5 to 1.0	Level II
<3.5 to 1.0, but > 3.0 to 1.0	Level III
>3.5 to 1.0	Level IV

	Level I	Level II	Level III	Level IV
Applicable Margin for Term Loans constituting LIBOR Loans	8.50%	9.00%	9.50%	11.00%
Applicable Margin for Term Loans constituting Base Rate Loans	7.00%	7.50%	8.00%	9.50%

Notwithstanding the foregoing, if the Borrower shall fail to timely deliver to the Administrative Agent the financial statements required for the calculation of the Leverage Ratio for any Fiscal Month, then commencing after the date such financial statements were due and continuing through the next Business Day following the date of delivery thereof, the Leverage Ratio for such period shall be conclusively presumed to be, and the Applicable Margin shall be calculated based upon, the highest Leverage Ratio level listed in the table set forth above.

Furthermore, notwithstanding the foregoing, at the election of the Administrative Agent so long as a Default shall have occurred and be continuing, the Applicable Margins shall be the highest rate specified in the table above for all Classes of Extensions of Credit.

“Availability Block” means an amount equal to $7,000,000, provided that such amount shall equal $0 for all times that the Borrower demonstrates that the Borrower’s EBITDA for the twelve month period ending on such date of determination is greater than $25,000,000.

“EBITDAR” means, for any period, with respect to the Credit Parties and their Subsidiaries on a consolidated basis, the sum of (a) Net Income for such period (excluding the effect of any (i) intercompany items, (ii) all earnings attributable to equity interests in Persons that are not Subsidiaries unless actually received by such Person, (iii) all income arising from the forgiveness, adjustment or negotiated settlement of any Indebtedness, (iv) any extraordinary items of income and (v) any increase or decrease in income arising from any change in such Person’s method of accounting, subject to Section 1.2) plus (b) an amount which, in the determination of Net Income for such period has been deducted for (i) Interest Expense for such period, (ii) total Federal, state, foreign or other income taxes for such period, (iii) depreciation and amortization expense for such period and (iv) Rent Expense for such period, all as determined in accordance with GAAP minus (c) the amount of all earn-out payments made during such period in connection with Permitted Acquisitions consummated subsequent to the Closing Date; provided that, for the calculation of EBITDAR made (i) for the first Fiscal Quarter of Fiscal Year 2003, EBITDAR shall be the sum of the amounts set forth above plus the amount of the Discontinued Operation Fees First Quarter 2003, (ii) for the second Fiscal Quarter of Fiscal Year 2003, EBITDAR shall be the sum of the amounts set forth above plus the amount of the Discontinued Operation Fees Second Quarter 2003 plus the amount of the Restructuring Fees, (iii) during and for the fourth Fiscal Quarter of Fiscal Year 2003, EBITDAR shall be the sum of the amounts set forth above plus the amount of the Prior Facility Financing Fees, (iv) during and for the third Fiscal Quarter of Fiscal Year 2004 and for the subsequent four Fiscal Quarters after incurrence, EBITDAR shall be the sum of the amounts set forth above minus the amount of the Term Loan Paydown, and (v) for the subsequent four Fiscal Quarters after incurrence, EBITDAR shall be the sum of the amounts set forth above minus the amount of the Severance Payments and minus the amount of the D&O Deductible.

“Revolving Credit Commitment” means (a) with respect to any Lender listed on the signature pages of the First Amendment, the amount (if any) set forth thereon opposite the name of such Lender under the heading “Revolving Credit Commitment”, (b) with respect to any assignee of a Revolving Credit Commitment, the amount of the transferor Lender’s Revolving Credit Commitment assigned to such assignee pursuant to Section 11.6, and (c) as to all Lenders having a Revolving Credit Commitment, the aggregate commitment of all Lenders to make Revolving Credit Advances, which aggregate commitment shall be sixty million dollars ($60,000,000) on the First Amendment Effective Date, in each case, as such amount may be reduced from time to time pursuant to Section 2.8 or changed as a result of an assignment pursuant to Section 11.6.  The term “Revolving Credit Commitment” does not include the Swingline Commitment.

1.2                                                                                 Section 1.1 is hereby further amended by adding the following definitions to read in their entirety as follows:

“D&O Deductible” means the amount of charges incurred by Borrower during or after the second Fiscal Quarter of Fiscal Year 2004 for the deductible required for the D&O policy to defend shareholder lawsuit, not to exceed $500,000.

“First Amendment” means that certain First Amendment to Credit Agreement dated as of June 25, 2004 by and among Medical Staffing Network, Inc., the other Credit Parties signatory thereto, General Electric Capital Corporation, LaSalle Bank National Association and Special Situation Investing Group, Inc.

“First Amendment Effective Date” means June 25, 2004.

“Severance Payments” means the amount of payments paid by Borrower during or after the second Fiscal Quarter of Fiscal Year 2004 for severance and search firm costs, not to exceed $750,000.

“Term Loan Paydown” means the amount of $5,000,000 paid by Borrower in the third Fiscal Quarter of Fiscal Year 2004 as a prepayment of the outstanding Term Loans in connection with the First Amendment.

1.3                                                                                 Section 6.10 is hereby amended by deleting such section in its entirety in and substituting in lieu thereof the following revised Section 6.10 to read in its entirety as follows:

Section 6.10                            Financial Covenants.  The Borrower’s fiscal year ends on the Sunday closest to December 31 of each calendar year.  Each reference to March 31, June 30, September 30 and December 31 in this Section 6.10 shall be deemed to refer to the last day of the fiscal quarter or fiscal year of the Borrower, as applicable, ending on or about such date.  In addition, each reference to January 1, April 1, July 1 and October 1 shall be deemed to refer to the first day of the fiscal quarter or fiscal year of the Borrower, as applicable, beginning on or about such date.

(a)                                  Leverage Ratio.  The Leverage Ratio, at all times during the periods set forth below, shall be less than or equal to the ratio set forth opposite such period:

(i)                                     From the Closing Date to and including December 31, 2003, 3.00 to 1.0.

(ii)                                  From January 1, 2004 to and including June 30, 2004, 4.50 to 1.0;

(iii)                               From July 1, 2004 to and including September 30, 2004, 5.90 to 1.0.

(iv)                              From October 1, 2004 to and including December 31, 2004,  7.00 to 1.0.

(v)                                 From January 1, 2005 to and including March 31, 2005, 5.75 to 1.0.

(vi)                              From April 1, 2005 to and including June 30, 2005, 4.50 to 1.0.

(vii)                           From July 1, 2005 to and including September 30, 2005, 3.50 to 1.0.

(viii)                        From October 1, 2005 to and including December 31, 2005, 2.75 to 1.0.

(ix)                                From January 1, 2006  to and including June 30, 2006, 2.50 to 1.0

(x)                                   From July 1, 2006 and thereafter, 2.25 to 1.0.

(b)                                 Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio, as of the end of each Fiscal Quarter of the Borrower set forth below, shall be greater than or equal to the ratio set forth opposite such Fiscal Quarter:

Fiscal Quarter	Minimum Fixed Charge Coverage Ratio
Fiscal Quarter ending December 31, 2003	1.15 to 1.0
Fiscal Quarter ending March 31, 2004	1.15 to 1.0
Fiscal Quarter ending June 30, 2004	1.25 to 1.0
Fiscal Quarter ending September 30, 2004	1.00 to 1.0
Fiscal Quarter ending December 31, 2004	0.75 to 1.0
Fiscal Quarter ending March 31, 2005	0.75 to 1.0
Fiscal Quarter ending June 30, 2005	1.20 to 1.0
Fiscal Quarter ending September 30, 2005	1.50 to 1.0

Fiscal Quarter	Minimum Fixed Charge Coverage Ratio
Fiscal Quarter ending December 31, 2005	0.75 to 1.0
Fiscal Quarter ending March 31, 2006	0.75 to 1.0
Fiscal Quarter ending June 30, 2006	0.75 to 1.0
Fiscal Quarter ending September 30, 2006	0.75 to 1.0
Fiscal Quarter ending December 31, 2006 and each Fiscal Quarter thereafter	2.00 to 1.0

(c)                                  EBITDA.  EBITDA, for each 12 month period ending as of the last day of each Fiscal Quarter set forth below, shall not be less than the amount set forth opposite such period:

Fiscal Quarter	EBITDA
Fiscal Quarter ending December 31, 2003	$21,000,000
Fiscal Quarter ending March 31, 2004	$13,000,000
Fiscal Quarter ending June 30, 2004	$11,200,000
Fiscal Quarter ending September 30, 2004	$8,000,000
Fiscal Quarter ending December 31, 2004	$6,500,000
Fiscal Quarter ending March 31, 2005	$8,100,000
Fiscal Quarter ending June 30, 2005	$10,500,000

Fiscal Quarter	EBITDA
Fiscal Quarter ending September 30, 2005	$13,600,000
Fiscal Quarter ending December 31, 2005	$17,800,000
Fiscal Quarter ending March 31, 2006	$18,500,000
Fiscal Quarter ending June 30, 2006	$18,500,000
Fiscal Quarter ending September 30, 2006 and each Fiscal Quarter thereafter.	$19,000,000

(d)  Days Sales Outstanding.  As of the end of each Fiscal Month from the Closing Date, Days Sales Outstanding shall not be greater than 70 days for any Fiscal Month.

1.4                                                                                 Section 7.13 is hereby amended by deleting such section in its entirety in and substituting in lieu thereof the following revised Section 7.13 to read in its entirety as follows:

Section 7.13  Capital Expenditures.  The Credit Parties will not permit aggregate Capital Expenditures for each period set forth below to exceed the amount set forth opposite such period:

Fiscal Quarter ending on or about December 31, 2003	$1,500,000

Fiscal Year ending on or about December 31, 2004	$4,000,000

Fiscal Year ending on or about December 31, 2005	$4,000,000

Fiscal Year ending on or about December 31, 2006	$5,500,000.

2.                                                                                      No Other Amendments.  Except for the amendments set forth in Section 1 of this Amendment, the Credit Agreement shall remain unchanged and in full force and effect. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of Borrower’s or any other Credit Party’s Obligations under or in connection with the Credit Agreement or any other Loan Document or to modify, affect or impair the perfection or continuity of Administrative Agent’s security interests in, security titles to or other liens on any Collateral for the Obligations.

3.                                                                                      Representations and Warranties.  To induce Administrative Agent to enter into this Amendment, Borrower and each of the other Credit Parties hereby warrant, represent and covenant to Administrative Agent and Lender that after giving effect to this Amendment:

3.1                                                                                 Each representation or warranty of Borrower and each other Credit Party set forth in the Credit Agreement is true and correct in all material respects on and as of the date hereof (except to the extent that any such representation or warranty expressly relates to a prior specific date or period).

3.2                                                                                 No Default or Event of Default has occurred and is continuing.

3.3                                                                                 Borrower and each other Credit Party have the power and are each duly authorized to enter into, deliver and perform this Amendment, and this Amendment is the legal, valid and binding obligation of the Borrower and each other Credit Party enforceable against it in accordance with its terms.

3.4                                                                                 The execution, delivery and performance by each Credit Party of the Credit Agreement, as amended by this Amendment: (a) is within such Person’s power; (b) has been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) does not contravene any provision of such Person’s charter or bylaws; (d) does not violate any law or regulation, or any order or decree of any court or Governmental Authority (including specifically any applicable rule or regulation relating to the eligibility of such Person or to receive payment and to participate as an accredited and certified provider of health care services under Medicare, Medicaid, TRICARE, CHAMPVA or any equivalent program or relating to the licenses and permits required therein or in connection therewith); (e) does not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) does not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Administrative Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) does not require the consent or approval of any Governmental Authority or any other Person.

4.                                                                                      Conditions Precedent to Effectiveness of this Amendment.  This Amendment shall become effective, as of the Effective Date, upon receipt by Administrative Agent, in form and substance satisfactory to Administrative Agent, of:

4.1                                                                                 one or more counterparts of this Amendment duly executed and delivered by Borrower and each other Credit Party;

4.2                                                                                 payment by Borrower to the Term Lenders pro rata, an amount to reduce the outstanding principal amount of the Term Loans by an aggregate amount of $5,000,000;

4.3                                                                                 Revolving Notes evidencing the amended Revolving Credit Commitments, duly executed and delivered to the Revolving Lenders by Borrower;

4.4                                                                                 within 60 days of the Effective Date, evidence satisfactory to the Administrative Agent that each Credit Party has entered into control agreements for all lockbox and deposit accounts of such Credit Party, including, without limitation, payroll and other zero accounts;

4.5                                                                                 payment by the Borrower to the Administrative Agent for the ratable benefit of the Term Lenders a prepayment fee in the amount of $62,500 pursuant to Section 2.7(c) of the Credit Agreement in connection with the prepayment of the Term Loan Commitments;

4.6                                                                                 payment by the Borrower to the Term Lenders the amount of any LIBOR breakage fee due to such Lender pursuant to Section 9.4(d) of the Credit Agreement in connection with the prepayment of the Term Loan Commitments;

4.7                                                                                 payment by Borrower to the Administrative Agent for the ratable benefit of the Revolving Lenders of an amendment fee in the amount of $225,000, which fee shall be fully earned and non-refundable when paid; and

4.8                                                                                 payment by Borrower to the Administrative Agent for the ratable benefit of the Term Lenders of an amendment fee in the amount of $45,000, which fee shall be fully earned and non-refundable when paid.

5.                                                                                      Reimbursement of Expenses.  The Borrower hereby agrees that it shall reimburse the Administrative Agent and the Lenders on demand for all costs and expenses (including without limitation attorney’s fees) incurred by such parties in connection with the negotiation, documentation and consummation of this Amendment and the other documents executed in connection herewith and therewith and the transactions contemplated hereby and thereby.

6.                                                                                      Ratification; No Novation.  Borrower and each of the other Credit Parties hereby ratifies and reaffirms each and every term, covenant and condition set forth or incorporated by reference in the Credit Agreement (as amended and supplemented by this Amendment), all Loan Documents and all other documents delivered by Borrower in connection therewith (including without limitation the other documents executed in connection with Letters of Credit to which any Credit Party is a party) effective as of the date hereof and none of the rights, interests and obligations existing and to exist under such documents are hereby released, diminished or impaired. The execution and delivery of this Amendment shall not, and shall not be deemed to, constitute a novation of any indebtedness or other obligations owing to the Administrative Agent or the Lenders under the Credit Agreement, the other Loan Documents or any other documents delivered by Borrower in connection therewith (including without limitation the other documents executed in connection with Letters of Credit to which any Credit

Party is a party).  Subject to Section 4, on the date of this Amendment, the Credit Agreement shall be amended and supplemented as described in this Amendment, and all loans and other obligations of the Credit Parties outstanding as of the date hereof under the Credit Agreement shall be deemed to be loans and obligations outstanding under the Credit Agreement as amended, without further action by any Person.

7.                                                                                       Waiver and Release.  To induce the Administrative Agent and the Lenders to enter into this Amendment, Borrower and each of the other Credit Parties hereby waives and releases any claim, defense, demand, action or suit of any kind or nature whatsoever against any or all of the Administrative Agent or Lenders arising on or prior to the date hereof in connection with the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated thereunder, except that this Section 7 shall not waive or release any of the Administrative Agent’s or the Lenders’ contractual obligations under this Amendment, the Credit Agreement or any of the other Loan Documents.

8.                                                                                      Estoppel.  To induce Administrative Agent (in its various capacities) to enter into this Amendment, Borrower and each of the other Credit Parties hereby acknowledge and agree that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of any Credit Party as against Administrative Agent (in its various capacities) with respect to the obligations of any Credit Party to Administrative Agent (in its various capacities) under the Credit Agreement or the other Loan Documents, either with or without giving effect to this Amendment.

9.                                                                                      Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

10.                                                                               Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE.

11.                                                                               Severability of Provisions.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  To the extent permitted by applicable law, Borrower and each of the other Credit Parties hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

12.                                                                               Entire Agreement.  The Credit Agreement as amended by this Amendment embodies the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

13.                                                                               Binding Effect.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that no Credit Party may assign any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lender.

[Remainder of page intentionally blank; next page is signature page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement to be duly executed and delivered as of the day and year specified at the beginning hereof.

MEDICAL STAFFING NETWORK, INC., as Borrower

By:	/s/ Kevin S. Little
Name: Kevin S. Little
Title: President and Chief Operating Officer

OTHER CREDIT PARTIES:

MEDICAL STAFFING NETWORK HOLDINGS, INC.

By:	/s/ Kevin S. Little
Name: Kevin S. Little
Title: President and Chief Operating Officer

MEDICAL STAFFING HOLDINGS, LLC
By: Medical Staffing Network Holdings, Inc., as its sole Member

By:	/s/ Kevin S. Little
Name: Kevin S. Little
Title: President and Chief Operating Officer

MSN-ILLINOIS HOLDINGS, INC.

By:	/s/ Kevin S. Little
Name: Kevin S. Little
Title: Director

MEDICAL STAFFING NETWORK OF ILLINOIS, LLC

By:	/s/ Kevin S. Little
Name: Kevin S. Little
Title: Manager

MEDICAL STAFFING NETWORK ASSETS, LLC

By:	/s/ Kevin S. Little
Name: Kevin S. Little
Title: Manager

AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender and as Administrative Agent

Revolving Credit	By:	/s/ Steven Wagnblas
Commitment: $42,500,000	Name:	Steven Wagnblas
Its Duly Authorized Signatory

LASALLE BANK NATIONAL ASSOCIATION, as Lender

Revolving Loan	By:	/s/ Dana Friedman
Commitment: $17,500,000	Name:	Dana Friedman
	Title:	First Vice President

SPECIAL SITUATIONS INVESTING GROUP, INC., as Lender

By:	/s/ Michael Mansour
Name:	Michael Mansour
Title:	Authorized Signatory